Exhibit 4.9
NOTE PURCHASE AGREEMENT
by and among
YINGLI GREEN ENERGY HOLDING COMPANY LIMITED
as the Company
AND
TRUSTBRIDGE PARTNERS II, L.P.
as the Purchaser
Dated: January 7, 2009

     This Note Purchase Agreement (this “Agreement”) is dated as of January 7, 2009, by and among Yingli Green Energy Holding Company Limited, a company incorporated under the laws of the Cayman Islands (the “Company”) and Trustbridge Partners II, L.P., limited liability partnership organized under the laws of the Cayman Islands (the “Purchaser”).
     WHEREAS, the Company proposes to purchase all the Capital Stock (as defined below) of Cyber Power Group Limited (“BVI Cyber Power”), a company incorporated under the laws of the BVI (the “Cyber Power Acquisition”) from Grand Avenue Group Limited, a company incorporated under the laws of the BVI and controlled by the Chairman (as defined below) through a family trust (“Grand Avenue”), for aggregate consideration equal to the net book value of the Cyber Power Group Company assets (or approximately $77,582,838) (the “Cyber Power Acquisition Purchase Price”) pursuant to the Cyber Power Share Purchase Agreement (defined below).
     WHEREAS, to fund the Cyber Power Acquisition Purchase Price, the Company will use its existing cash balances, a portion of which amounts shall be restored with the proceeds from the issuance to the Purchaser on the Initial Closing Date of $20,000,000 aggregate principal amount of the Company’s Guaranteed Senior Secured Convertible Notes due 2012 (“Notes”) upon the terms and subject to the conditions of this Agreement (the Notes issued on the Initial Closing Date being the “First Tranche Notes”).
     WHEREAS, Grand Avenue will apply the Cyber Power Acquisition Purchase Price to repay in full the ML Facility (with an outstanding principal and interest balance of approximately $48,339,022 as of December 31, 2008) and will cause the release of the ML Facility Collateral, including a share charge over 54,600,652 shares of Company Common Stock, pledged by the Major Shareholder in support thereof and related share and asset charges over the shares and certain assets of the Cyber Power Group Companies.
     WHEREAS, (a) as of the date of hereof, Grand Avenue (i) owns 70% of the Capital Stock of BVI Cyber Power and (ii) has agreed to acquire for approximately $30,000,000 (the “Gold Sight Purchase Price”) the remaining 30% of BVI Cyber Power’s Capital Stock from Gold Sight International Limited, a company incorporated under the laws of the British Virgin Islands and controlled by the Purchaser (“Gold Sight”), pursuant to the Gold Sight Cyber Power Share Purchase Agreement (defined below); and (b) payment by Grand Avenue of the Gold Sight Purchase Price will be (i) made on or before the Outside Payment Date (as defined below), (ii) guaranteed by the Major Shareholder and the Chairman and secured by the Gold Sight Purchase Collateral (as defined below); and (iii) as provided in Section 5 hereof, invested by the Purchaser to purchase additional Notes in one or more series in a principal amount equal to the Gold Sight Purchase Price upon the terms and subject to the conditions of this Agreement (collectively, the “Second Tranche Notes”).
     WHEREAS, on the date of hereof, the relevant parties will consumate the Cyber Power Acquisition and subsquently apply the Cyber Power Acquisition Purchase Price to repay the ML Facility and effect the release of the collateral securing the ML Facility.
     WHEREAS, following the release of the collateral securing the ML Facility and no later than January 16, 2009, upon the satisfaction or waiver of the conditions precedent in the Transaction Documents, the First Tranche Notes and collateral securing the Notes and the Gold Sight Purchase Collateral are to be delivered at the Initial Closing upon the terms and conditions of this Agreement, with additional Notes to be purchased on one or more subsequent Closing Dates (as defined below), as contemplated above.

     WHEREAS, the parties hereto intend for the transactions contemplated herein and in the Transaction Documents to be part of the same indivisible transaction.
     NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:
     1. Definitions
     For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires the following terms shall have the meanings set forth below. Defined terms used but not otherwise defined herein shall have the meanings given to such terms in the other Sections of this Agreement or the Indenture (as defined below).
“Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.
“ADSs” means the Company’s American depositary shares, each representing as of the date hereof one ordinary share of the Company, $0.01 par value.
“Affiliate” has the meaning given in the Indenture.
“Agreement” has the meaning given in the recitals.
“Applicable Agreements” has the meaning given in Section 6(i).
“Applicable Law” means, with respect to any Person or any property, any statute, rule, regulation, law or ordinance, or any judgment, decree or order applicable to such Person or such property.
“Business Day” has the meaning given in the Indenture.
“BVI” means the British Virgin Islands.
“BVI Cyber Power” has the meaning given in the recitals.
“Capital Stock” means, with respect to any Person, any shares or other equivalents (however designated) of any class of corporate stock or partnership interests or any other equity interests, participations, rights, warrants, options or other interests in the nature of an equity interest in such Person, including preferred stock, but excluding any debt security convertible or exchangeable into such equity interest.
“Chairman” means Mr. Liansheng Miao, the holder of 100% of the Capital Stock of Major Shareholder and Grand Avenue through family trusts.
“Chairman Guarantee” means the Guaranty by the Chairman in favor of Gold Sight International Limited and the Purchaser of the date hereof.
“Charter Documents” has the meaning given in Section 6(i).
“Clearing Facilities” means Clearstream and Euroclear.

“Clearstream” means Clearstream Banking, société anonyme, and any successor thereto.
“Closing” has the meaning given in Section 5.
“Closing Date” means the date of the Initial Closing and any Second Tranche Closing.
“Collateral Agent” means DB Trustees (Hong Kong) Limited or such other collateral agent appointed by the Company and reasonably acceptable to the Noteholders, acting as security agent and trustee under the YGE Share Charge.
“Commission” means the United States Securities and Exchange Commission.
“Company” has the meaning given in the recitals.
“Company Common Stock” means ordinary shares of the Company, $0.01 par value each.
“Conversion Shares” means shares of Company Common Stock issuable under the conversion of the Notes.
“Cyber HK Holdco” means Cyber Lighting Holding Company Limited, a company incorporated under the laws of Hong Kong SAR.
“Cyber Power Acquisition” has the meaning given in the recitals.
“Cyber Power Acquisition Purchase Price” has the meaning given in the recitals.
“Cyber Power Group Companies” means, collectively, BVI Cyber Power, Cyber HK Holdco and Cyber PRC Opco.
“Cyber Power Share Purchase Agreement” means the Share Purchase Agreement pursuant to which the Company will acquire 100% of Capital Stock of BVI Cyber Power in the form attached hereto as Exhibit B.
“Cyber PRC Opco” means Fine Silicon Co., Ltd, a company incorporated in the PRC.
“Euroclear” means Euroclear Bank, S.A./N.V. and any successor thereto.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“FCPA” has the meaning given in Section 6(z).
“First Tranche Notes” has the meaning given in the recitals.
“GAAP” has the meaning given in Section 6(a)(i).
“Gold Sight” has the meaning given in the recitals.
“Gold Sight Cyber Power Share Purchase Agreement” means the Share Purchase Agreement pursuant to which Grand Avenue will acquire the 30% of the Capital Stock of BVI Cyber Power owned by Gold Sight as of the date hereof in the form attached hereto as Exhibit C.

“Gold Sight Guaranty” means the Guaranty and Sales Agreement by the Major Shareholder and the Chairman in favor of Gold Sight.
“Gold Sight Note” means the note issued by Grand Avenue to Gold Sight for the Gold Sight Purchase Price.
“Gold Sight Purchase Collateral” means the collateral provided in support of the Gold Sight Purchase Price, including the share charge over shares of the Company Common Stock provided by the Major Shareholder and the guarantees and related agreements of the Chairman and the Major Shareholder.
“Gold Sight Purchase Price” has the meaning given in the recitals.
“Gold Sight Share Charge” means the share charge pursuant to which Gold Sight has a share charge in respect of 8,000,000 shares of Company Common Stock on the Initial Closing Date.
“Gold Sight Transaction Documents” means the Gold Sight Cyber Power Share Purchase Agreement, Gold Sight Note, the Gold Sight Guaranty and the Gold Sight Share Charge.
“Grand Avenue” has the meaning given in the recitals.
“Group Companies” means the Company and the Company’s other existing and future, direct and indirect, Subsidiaries.
“Guarantees” has the meaning given in the Indenture.
“Guarantor” has the meaning given in Section 4.
“Indemnified Party” has the meaning given in Section 10(a).
“Indemnifying Party” has the meaning given in Section 10(a).
“Indenture” means an indenture dated as of the Initial Closing Date by and among, inter alios, the Company and the Trustee, substantially in the form attached hereto as Exhibit A.
“Initial Closing Date” means the date of the Initial Closing.
“Intellectual Property” has the meaning given in Section 6(q)(i).
“Lien” means a mortgage, charge, pledge, lien, hypothecation or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.
“Major Shareholder” means Yingli Power Holding Company Ltd., a company incorporated in the BVI and the controlling shareholder of the Company.
“Material Adverse Change” has the meaning given in Section 6(s)(i).
“Material Adverse Effect” means a material adverse effect on:
     (a) the business, operations, properties, prospects or condition (financial or otherwise) of the Group Companies taken as a whole;

     (b) the ability of the Company, the Major Shareholder or the Chairman to perform its or their material obligations under the Transaction Documents; or
     (c) the validity or enforceability of the Transaction Documents or the rights thereunder (including the remedies of any Noteholder under the Notes).
“ML Facility” means the Facility Agreement dated as of May 23, 2008 among Grand Avenue, as borrower, Merrill Lynch (Asia Pacific) Limited, as arranger, and Deutsche Bank AG, Hong Kong Branch, as facility agent, and the other parties thereto and any related documents, instruments or agreements.
“ML Facility Collateral” means all collateral pledged in support of the obligations under the ML Facility or any other property or assets (including any shares of the Company) provided to the lenders or their agents as collateral in connection with the ML Facility, including, but not limited to:
     (a) a charge dated July 10, 2008 granted by the Major Shareholder over certain Company Common Stock;
     (b) a charge dated July 10, 2008 granted by the Grand Avenue Trust over the entire issued share capital of Grand Avenue;
     (c) a charge dated July 10, 2008 granted by Grand Avenue over 70% of the issued share capital of BVI Cyber Power;
     (d) two charges over bank accounts dated July 10, 2008 granted by Grand Avenue in relation to certain bank accounts;
     (e) a debenture dated July 10, 2008 granted by Grand Avenue in respect of certain of its assets; and
     (f) a charge dated December 15, 2008 granted by BVI Cyber Power over 70% of the issued share capital of Cyber HK Holdco.
“Money Laundering Laws” has the meaning given in Section 6(ii).
“Most Recent Balance Sheet” has the meaning given in Section 6(s)(ii).
“Note Purchase Amount” has the meaning given in the recitals.
“Noteholders” has the meaning given in the Indenture.
“Notes” has the meaning given in the recitals.
“Outside Payment Date” has the meaning given in the Cyber Power Gold Sight Share Purchase Agreement.
“Person” means any individual, corporation, company (including any limited liability company), association, partnership, joint venture, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.
“PFIC” has the meaning given in Section 6(gg).

“PRC” means the People’s Republic of China, not including, for purposes of this Agreement, Taiwan, Hong Kong and Macau.
“PRC Subsidiaries” means Baoding Tianwei Yingli New Energy Resources Co., Ltd., Chengdu Yingli New Energy Resources Co., Ltd., Yingli Energy (Beijing) Co., Ltd., Yingli Energy (China) Company Limited, Yingli Shuntong (Beijing) International Forwarder Co., Ltd.
“Proceedings” has the meaning given in Section 6(m).
“Proposal” has the meaning given in Section 7(t).
“Purchaser” has the meaning given in the recitals.
“Regulation S” has the meaning given in Section 3(c).
“Rights Agreement” means the Rights Agreement dated as of October 17, 2007 between the Company and RBC Dexia Corporate Services Hong Kong Limited, as amended June 2, 2008, and as may be further amended, modified or supplemented from time to time.
“SEC Reports” has the meaning given in Section 6(a)(i).
“Second Tranche Closing” has the meaning given in Section 5(c).
“Second Tranche Notes” has the meaning given in the recitals.
“Securities” means, collectively, the Notes, the Conversion Shares and the Guarantees.
“Subsidiary” means, (i) in respect of any Person, any corporation, company (including any limited liability company), association, partnership, joint venture or other business entity of which at least a majority of the total voting power of the voting stock is at the time owned or controlled, directly or indirectly, by:
(a)	such Person,

(b)	such Person and one or more Subsidiaries of such Person, or

(c)	one or more Subsidiaries of such Person,
and (ii) in respect of the Company, any corporation, company (including any limited liability company), association, partnership, joint venture or other business entity from time to time organized and existing under the laws of the PRC whose financial reporting is consolidated with the Company in any audited financial statements filed by the Company with the Commission in accordance with the Exchange Act.
“Tax” has the meaning given in Section 6(p).
“Trading Market” has the meaning given in Section 6(a)(ii).
“Transaction Documents” means this Agreement, the Indenture, the Notes, the Guarantees, the Chairman Guarantee, the YGE Share Charge, the Cyber Power Share Purchase Agreement, the Gold Sight Transaction Documents or any of them as the context may so require.

“Trustee” means Deutsche Bank AG, Hong Kong Branch or such other trustee appointed by the Company and reasonably acceptable to the Noteholders, acting as trustee under the Indenture.
“US$” means the lawful currency of the United States from time to time.
“YGE Share Charge” has the meaning given in the Indenture (and shall be substantially in the form attached as Exhibit D) pursuant to which the Collateral Agent has a share charge in respect of 10,000,000 shares of Company Common Stock on the Initial Closing Date.
          2. Rules of Construction.
          Unless the context otherwise requires:
          (a) a term has the meaning assigned to it;
          (b) “or” is not exclusive;
          (c) words in the singular include the plural, and in the plural include the singular;
          (d) all references in this Agreement to “Sections”, “Exhibits” and other subdivisions are to the designated Sections, Exhibits and subdivisions of this Agreement as originally executed;
          (e) a reference to any person is, where relevant, deemed to be a reference to or to include, as appropriate, that person’s successors and permitted assignees or transferees;
          (f) a reference to (or to any specified provision of) any agreement or document (including any Transaction Document) is to be construed as a reference to that agreement or document as it may be amended from time to time;
          (g) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision;
          (h) “including” means “including without limitation”;
          (i) provisions apply to successive events and transactions; and
          (j) references to a statute or statutory provision are to be construed as a reference to that statute or statutory provision as it may be amended from time to time.
          3. Issuance of Notes.
          (a) Subject to the terms and conditions of this Agreement, the Company will, on the Initial Closing Date, issue and sell to the Purchaser, and the Purchaser will purchase from the Company, the First Tranche Notes representing an aggregate principal amount of US$20,000,000, convertible into Company Common Stock as set forth in the Indenture.
          (b) Subject to the terms and conditions of this Agreement, the Company will, on each Second Tranche Closing Date, issue and sell to the Purchaser, and the Purchaser will purchase from the Company, Notes with an aggregate principal amount determined pursuant to Section 5.

          (c) The Notes (whether issued on the Initial Closing Date or a Second Tranche Closing Date) will be issued pursuant to the provisions of the Indenture. The Notes will be offered and sold to the Purchaser pursuant to Regulation S (“Regulation S”) or other exemption from the registration requirements under the Act. Upon original issuance thereof, and until such time as the same is no longer required under the applicable requirements of the Act, the Notes and the Conversion Shares shall bear the legends relating to the offer and sale of the Notes and the Conversion Shares as required by (i) Regulation S under the Act or (ii) any other Applicable Laws or regulations relating to the issuance of the Notes.
          4. Guarantees and Pledges.
          Pursuant to the Indenture and to the fullest extent permitted by Applicable Laws, the Major Shareholder and the Chairman (each, a “Guarantor”) shall irrevocably and unconditionally guarantee to the Noteholders and the Trustee the payment and performance of the Company’s obligations under this Agreement, the Notes, the Indenture and the YGE Share Charge.
          The Notes, the Indenture and the Guarantees will be secured by, subject to the completion of the registrations set forth in Section 7(m), a Lien on 10,000,000 shares of Company Common Stock on the Closing Date owned by the Major Shareholder in the Company pursuant to the YGE Share Charge.
          5. Purchase, Sale and Delivery on the Initial Closing Date and on Subsequent Closing Date(s).
          (a) Subject to the satisfaction or waiver of all the conditions to closing set forth in Section 9, the issue and sale to the Purchaser of the First Tranche Notes shall occur at the Hong Kong office of O’Melveny & Myers LLP, on or about 1 p.m., Hong Kong time, at a closing (a “Closing”) on January 16, 2009 or on such other time or Business Day as may be agreed upon by the Company and the Purchaser (such Closing being the “Initial Closing”).
          (b) The Notes (whether delivered at the Initial Closing or any Second Tranche Closing (as contemplated below)) will be represented by one or more global certificates in book-entry form and will be deposited on the applicable Closing Date, by or on behalf of the Company, with the Trustee as common depositary for Clearstream and Euroclear, or its designated custodian, and registered in the name of the Trustee, against payment by the Purchaser of the purchase price therefor by bank wire transfer of immediately available federal funds to such bank account or accounts as the Company shall have beforehand designated to the Purchaser.
          (c) Subject to the satisfaction or waiver of all the conditions in Section 9, promptly following the Purchaser’s collection of cash proceeds representing all or a portion of the Gold Sight Purchase Price (as contemplated in the Gold Sight Transaction Documents), at one or more additional Closings (each a “Second Tranche Closing”) as applicable, the Purchaser will purchase, and the Company will sell to the Purchaser, additional Notes having an aggregate principal amount equal to such collected amounts (rounded down to the nearest $100,000); provided, however, that in no event will more than $30,000,000 in Second Tranche Notes be issuable and Purchaser shall not be obligated to purchase Second Tranche Notes on or after the 3rd Business Day following the Outside Payment Date. Notwithstanding the foregoing, (i) no Second Tranche Closing will be required unless the amount of Second Tranche Notes to be purchased equals at least $5,000,000 (except, if necessary, for a final Second Tranche Closing that will bring the total principal amount of purchased Second Tranche Notes to the total amount of the Gold Sight Purchase Price) and (ii) by written notice to the Company, Purchaser may at any time prior to the 9-month anniversary of the Initial Closing Date voluntarily purchase Second Tranche Notes (and the Company will sell such Second Tranche Notes) prior to its receipt of payment of all or a portion of the Gold Sight Purchase Price (with the foregoing mandatory obligation to purchase Second Tranche Notes being satisfied to the extent of the amount so voluntarily invested). Purchaser will promptly notify the Company of (x) its collection of cash proceeds in respect of all or a portion of the Gold Sight Purchase Price and any Closing required hereunder or (y) its desire to effect a voluntary Second Tranche Note purchase. Each Second Tranche Closing shall occur at the Hong Kong office of O’Melveny & Myers LLP, as promptly as reasonably practicable following Purchaser’s delivery of such notice but in no event later than the 3rd Business Day following delivery of such notice or on such other time or Business Day as may be agreed upon in writing by the Company and the Purchaser.
          6. Representations and Warranties of the Company. Except as set forth in the SEC Reports (as defined below) filed by the Company prior to the date hereof, which exceptions shall be deemed part of the representations and warranties made hereunder, the Company represents and warrants to the Purchaser the following as of the date of this Agreement, and such representations and warranties shall be deemed to be made as of each Closing Date, provided that each representation or warranty deemed to be made after the date of this Agreement shall be deemed to be made by reference to the facts and circumstances existing at the date on which such representation or warranty is deemed to be made (except that, for the avoidance of doubt, any representation or warranty that is expressed to be made by reference to the facts and circumstances existing as at a specific date shall be made by reference to the facts and circumstances existing as at such specific date):
          (a) SEC Reports; Financial Statements.
               (i) The Company has filed all reports, schedules, forms, statements and other documents required to be filed by it under the Act and the Exchange Act (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “SEC Reports”) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension on a timely basis, and to the Company’s knowledge after due inquiry, no disciplinary actions or proceedings have been initiated against the Company by the Commission in connection with its SEC Reports and filing obligations under the Act and the Exchange Act and no such actions are threatened. As of the date of filing, in the case of SEC Reports filed pursuant to the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, (and to the extent any such SEC Report was amended, then as of the date of filing of such amendment), and as of the date of effectiveness in the case of SEC Reports filed pursuant to the Act (and to the extent any such SEC Report was amended, then as of the date of effectiveness of such amendment), the SEC Reports filed since the Company’s initial public offering complied in all material respects with the requirements of the Act and the Exchange Act and the rules and regulations of the Commission promulgated thereunder, as applicable, and none of the SEC Reports, as of the date of filing, in the case of SEC Reports filed pursuant to the Exchange Act (and to the extent any such SEC Report was amended, then as to the date of filing of such amendment), and as of the date of effectiveness in the case of SEC Reports filed pursuant to the Act (and to the extent any such SEC Report was amended, then as of the date of effectiveness of such amendment), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The financial statements of the Company and its predecessor included in the Company’s SEC Reports have been prepared in accordance with the applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (“GAAP”), except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all disclosures required by GAAP. Such financial statements fairly present in all material respects the financial condition, results of operations and cash flows of the applicable entities as of and for the dates thereof, subject, in the case of unaudited statements, to customary audit-related adjustments. All other financial, statistical, and market and industry-related data included in the SEC Reports are based on or derived from sources that the Company reasonably believed at the time of such filing (or the date of any amended filing) to be reliable and accurate. For the purposes of this Agreement, the term “filed” (or any derivations thereof) includes filing, furnishing or otherwise providing any reports, forms or other information provided to the Commission.
               (ii) The ADSs are traded on the New York Stock Exchange (the “Trading Market”).
               (iii) The Company has not received notice from the Trading Market to the effect that the Company is not in compliance with the requirements of the Trading Market, and to the Company’s knowledge after due inquiry, no disciplinary actions or proceedings have been initiated against the Company by the Trading Market and no such actions are threatened. The Company is, and upon consummation of the transactions contemplated hereby reasonably expects to be, in compliance with all of the listing requirements of the Trading Market.
          (b) Ownership of Shares of Subsidiaries; Affiliates.
               (i) The Company’s SEC Reports filed prior to the date hereof contain complete and correct list of each Person in which as of the date hereof and the Initial Closing Date the Company owns, directly or indirectly, any Capital Stock or similar equity interests, showing, as to each Subsidiary, the correct name thereof, the jurisdiction of its organization, and the percentage of shares of each class of its Capital Stock or similar equity interests outstanding owned by the Company and each other Subsidiary.
               (ii) All of the outstanding shares of Capital Stock or similar equity interests of each Subsidiary shown in the Company’s SEC Reports as being owned by the Company and its Subsidiaries have been validly issued, are fully paid and non-assessable and are owned by the Company or another Subsidiary (as the case may be) free and clear of any Lien (save for any Liens granted pursuant to the ML Facility Collateral which will be released on or before the Initial Closing).
               (iii) Except for restrictions provided under the laws of the jurisdiction of such Subsidiary, no Subsidiary is a party to, or otherwise subject to any legal or regulatory restriction or any agreement (other than this Agreement) restricting the ability of such Subsidiary to pay dividends out of profits or make any other similar distributions of profits to the Company or any of its Subsidiaries that owns outstanding shares of Capital Stock or similar equity interests of such Subsidiary, except where such legal or regulatory restriction or agreement would not, individually or in the aggregate, have a Material Adverse Effect.
          (c) Organization. Each of the Group Companies (i) has been duly organized, is validly existing and, where applicable, is in good standing under the laws of its jurisdiction of organization, (ii) has all requisite corporate power and authority to carry on its business as currently conducted or as proposed to be conducted on the date hereof and to own, lease and operate its properties and assets, and (iii) is duly qualified or licensed to do business and is in good standing as a domestic or foreign corporation or limited liability company, as the case may be, authorized to do business in each jurisdiction in which the nature of such business or the ownership or leasing of such properties requires such qualification, except where, for the purposes of clauses (ii) or (iii) only, the failure to have all such requisite corporate power and authority or to be so duly qualified or licensed does not, and would not, individually or in the aggregate, result in a Material Adverse Effect. The constitutional documents and certificates of each of the PRC Subsidiaries are valid and have been duly approved or registered (as applicable) by competent PRC Governmental Authorities.
     (d) Capitalization and Voting Rights.
          (i) Capital Stock. All of the outstanding shares of Capital Stock or similar equity interests of the Company have been validly issued, are fully paid and non-assessable, and are free and clear of any Lien pursuant to an agreement to which the Company is a party.
          (ii) Issued and Issuable Shares. As of the date hereof and the Initial Closing Date (without reference to the Company’s SEC Reports with respect to the Company’s Capital Stock), (x) the Company’s authorized share capital consists of 1,000,000,000 shares, with a par value of US$0.01 each and there are 129,544,669 outstanding shares of Company Common Stock (including 2,096,848 issued but unvested restricted shares issued under the Company’s stock incentive plan) and no outstanding shares of preferred Capital Stock and (y) there is no Group Company Capital Stock issued or issuable pursuant to any exercise, conversion, exchange, subscription or otherwise in connection with any warrants, options (other than pursuant to the Company’s stock incentive plan), convertible securities or any agreement to sell or issue Capital Stock or securities which may be exercised, converted or exchanged for Group Company Capital Stock, other than shares of Company Common Stock to be issued upon the conversion of the Notes. All of the issued and outstanding shares of each of the Group Company’s Capital Stock as of the Closing are duly authorized, validly issued, fully paid and non-assessable, were issued in accordance with the registration or qualification provisions of the Act, if applicable, and any relevant “blue sky” laws of the United States, if applicable, or pursuant to valid exemptions therefrom and were issued in compliance with other Applicable Laws (including applicable PRC or BVI laws, rules and regulations) and are not subject to any rescission right or put right on the part of the holder thereof nor does any holder thereof have the right to require the Company to repurchase such Capital Stock.
     (e) Voting and Other Agreements. As at the date hereof and immediately prior to the Initial Closing, there are no outstanding (A) options, warrants or other rights to purchase from any Group Company, (B) agreements, contracts, arrangements or other obligations of any Group Company to issue, or (C) other rights to convert any obligation into or exchange any securities for, in the case of each of clauses (A) through (C), shares of Capital Stock of, or other ownership or equity interests in, any Group Company. The Company is not a party or subject to any agreement or understanding and there is no agreement or understanding with any Person that affects or relates to (x) as of the date hereof or immediately prior to the Initial Closing Date, the voting or giving of written consents with respect to any security of the Company (including any voting agreements, voting trust agreements, shareholder agreements or similar agreements) or the voting by a director of the Company (y) as of the date hereof or immediately prior to the Initial Closing Date, the sale, transfer or other disposition with respect to any security of the Company or (z) any restrictions with respect to the issuance or sale of the Notes or the consummation of the transactions contemplated under the Transaction Documents, or any provisions that would adversely affect the interests of the holders of the Notes or the consummation of the transactions contemplated under the Transaction Documents, including any right of first refusal or right to be consulted or to make a comparable offer with respect to the Notes, held by any security holder, creditor or anyone who holds similar rights in the Company (other than the holders of the Notes).
     (f) Authorization. (i) The Company and each Group Company has all requisite corporate power and authority to execute, deliver and perform its obligations under each of the

Transaction Documents to which it is a party and to consummate the transactions contemplated thereby, (ii) this Agreement has been duly authorized, executed and delivered by the Company, and (iii) each of the Transaction Documents has been duly authorized and when executed and delivered by the Company or any Group Company, as applicable, shall constitute a valid and legally binding obligation thereof enforceable against it in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally.
     (g) Valid Issuance of Notes and the Guarantees. The Notes, when issued, sold and delivered in accordance with the terms thereof and for the consideration set forth herein, will be free of restrictions on transfer, other than restrictions on transfer under applicable state and federal securities laws. Assuming the accuracy of the Purchaser’s representations in Section 8 below, the Notes will be issued in compliance with applicable state and federal securities laws. The Guarantees have been duly authorized, and, when the Notes have been duly executed, authenticated and issued in accordance with the provisions of the Indenture and delivered to and paid for by the Purchaser with the Guarantees endorsed thereon by the Guarantors, will constitute the valid and legally binding obligations of each Guarantor entitled to the benefits of the Indenture.
     (h) Valid Issuance of Conversion Shares. The Conversion Shares have been duly and validly reserved for issuance by the Company, and when issued pursuant to the terms of the Notes and the Indenture, will be validly issued, fully paid and non-assessable, not subject to any preemptive or similar rights, free from all taxes, Liens, charges and security interests with respect to the issuance thereof and free of restrictions on transfer other than as expressly contemplated by the Transaction Documents.
     (i) Compliance with Instruments. None of the Group Companies is (i) in violation of its respective articles of incorporation, certificate of incorporation, by-laws or other organizational documents (the “Charter Documents”) or (ii) in default in the performance or observance of any material obligation, material agreement or material instrument to which such Group Company is bound (collectively, “Applicable Agreements”), except in the case of clause (ii), to the extent such default, individually or in the aggregate, would not result in a Material Adverse Effect.
     (j) No Conflicts. Neither the execution, delivery nor performance of this Agreement, any other Transaction Document nor the consummation of any of the transactions contemplated herein or therein (including the deposit of the Conversion Shares for ADSs) will conflict with, violate, constitute a breach of or a default (with the passage of time or otherwise) under, require the consent of any Person or a Governmental Authority (other than consents already obtained) or result in the imposition of a Lien (other than a Lien arising under the YGE Share Charge and the transactions contemplated by the Transaction Documents) on any assets of any of the Group Companies under or pursuant to (i) the Charter Documents, (ii) any Applicable Agreement, or (iii) any Applicable Law. Following each Closing and completion of the contemplated transactions, no default will exist under the Indenture.
     (k) Security Interests. When executed and delivered, the YGE Share Charge will create a valid and enforceable security interest in favor of the Collateral Agent appointed thereunder in all the Charged Shares (as defined in the YGE Share Charge), which security interest will secure the repayment of the Notes and the other obligations purported to be secured thereby and, upon the completion of any filing or registration requirements specified in the YGE Share Charge, such security interest will initially constitute a first fixed charge as to 2,000,000 shares of Company Common Stock and a further first fixed charge as to 8,000,000 shares of Company Common Stock, subject to no other Liens other than the Liens created under the Gold Sight Share Charge (in the case of the 8,000,000 shares)

and Liens which do not secure any indebtedness and only secure non-material obligations but have priority by operation of Applicable Law (and do not arise from any charge, grant, mortgage or similar action by the applicable party).
     (l) Governmental Filings. No filing with, consent, approval, authorization or order of, any Governmental Authority is required to be made by any of the Group Companies for the consummation of the transactions contemplated by the Transaction Documents, except (i) as have been made or obtained prior to the date of this Agreement or obtained after the Closing in accordance with the terms of the Transaction Documents and (ii) to register the security interests granted under the YGE Share Charge and the Gold Sight Share Charge.
     (m) Proceedings. There is no action, claim, suit, demand, hearing, notice of violation or deficiency, or proceeding, domestic or foreign (collectively, “Proceedings”), pending or, to the knowledge of the Company after due inquiry, threatened, that seeks to restrain, enjoin, prevent the consummation of, or otherwise challenges any of the Transaction Documents or any of the transactions contemplated therein.
     (n) Permits. Each of the Group Companies possesses all material licenses, permits, certificates, consents, orders, approvals and other authorizations from, and has made all declarations and filings with, all Governmental Authorities, presently required or necessary to own or lease, as the case may be, and to operate their respective properties and to carry on their respective businesses as now conducted (“Permits”) except where, the failure to obtain such licenses, permits, certificates, consents, orders, approvals and other authorizations does not, and would not, individually or in the aggregate, result in a Material Adverse Effect. All of the Permits are valid and in full force and effect except where the failure to maintain such Permits would not, individually or in the aggregate, result in a Material Adverse Effect. Each of the Group Companies are in compliance with the provisions of such Permits and no event has occurred which allows, or after notice or lapse of time could allow, revocation or termination thereof or result in any other material impairment of the rights of the holder of any such Permit, except any such noncompliance or event which would not, individually or in the aggregate, result in a Material Adverse Effect. None of the Group Companies has received actual notice of any Proceeding relating to revocation or modification of any such Permit.
     (o) Title to Property. Each of the Group Companies has good and marketable title to all real property and personal property owned by it that is material to their respective businesses, in each case free and clear of any Liens as of the Closing Date, except such Liens as permitted under the Transaction Documents, and for real property not owned by any of the Group Companies and currently used or planned to be used for the business operations of the Group Companies, each of such Group Companies has good and marketable title to all leasehold estates in real and personal property being leased by it that is material to their respective businesses and, in each case free and clear of all Liens as of the Closing Date.
     (p) Taxes. All Tax returns required to be filed by each of the Group Companies have been filed (taking into account all extensions of due dates), and all such returns are correct and on a proper basis in all material respects. All Taxes that are due from each of the Group Companies have been paid other than those (i) currently payable without penalty or interest or (ii) being diligently contested in good faith and by appropriate proceedings and for which adequate reserves, if any, have been established in accordance with GAAP. Any accruals and reserves on the books and records of each of Group Companies in respect of any Tax liability for any Taxable period not finally determined have been fully made in accordance with GAAP. For purposes of this Agreement, the term “Tax” and “Taxes” shall mean all federal, state, national, provincial, local and foreign taxes, and other assessments of a similar nature (whether imposed directly or through withholding), including any interest, additions to tax, or penalties applicable thereto.
     (q) Intellectual Property.
          (i) The Group Companies own, possess or can acquire on reasonable terms, adequate trademarks, trade names and other rights to inventions, know-how, patents, copyrights, confidential information and other intellectual property (collectively, “Intellectual Property”) necessary to conduct the business now operated by them, and have not received any notice of infringement of or conflict with asserted rights of others with respect to any Intellectual Property that, if determined adversely to the relevant Group Company, would not, individually or in the aggregate, result in a Material Adverse Effect.
          (ii) No Intellectual Property owned by any Group Company is the subject of any Lien, license or other contract granting rights or security interest therein to any other Person, except for Liens, licenses or other contracts granting rights or security interest that were entered into in the ordinary course of business of the Group Companies or that do not materially interfere with the use made and proposed to be made of such Intellectual Property by any Group Company.
     (r) Internal Controls. The Company has established and maintains a system of internal control over financial reporting (as such term is defined in Rule 13a-15(f) of the Exchange Act) that complies with the requirements of the Exchange Act and has been designed by the Company’s principal executive officer and principal financial officer, or under their supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP; and has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) of the Exchange Act) that comply with the requirements of the Exchange Act, such disclosure controls and procedures have been designed to ensure that material information relating to the Company and its Subsidiaries is made known to the Company’s principal executive officer and principal financial officer by others within those entities, and such disclosure controls and procedures are effective to perform the functions for which they were established.
     (s) Financial Statements; No Undisclosed Liabilities.
          (i) Subsequent to the date of the Company’s audited financial statements filed on Form 20-F for the year ended December 31, 2007, except as disclosed therein or in any subsequent SEC Report, as of the Initial Closing (A) the Group Companies have not incurred any liabilities, direct or contingent, that are material, individually or in the aggregate, to the Group Company, taken as a whole, have not entered into any material transactions not in the ordinary course of business, (B) there has not been any material decrease in the Capital Stock or any material increase in long-term indebtedness or any material increase in short-term indebtedness of the Group Companies, or any payment of or declaration to pay any dividends or any other distribution with respect to the Group Companies, and (C) there has not been any material adverse change in the business, operations, properties, prospects or condition (financial or otherwise) of the Group Companies taken as a whole; excluding any changes caused by (x) the condition of the industry of the Company that do not disproportionately affect the Company in an adverse manner as compared to similarly situated companies in the industry or (y) the execution and delivery of this Agreement and consummation of the transactions contemplated hereby (each of clauses (A), (B) and (C), a “Material Adverse Change”). To the knowledge of the Company after due inquiry, as of the date hereof or the applicable Closing Date there is no event that is reasonably likely to occur in the foreseeable future, which if it were to occur, could, individually or in the aggregate, have a Material Adverse Change, excluding any changes caused by the condition of the industry of the Company that do not disproportionately affect the Company in an adverse manner as compared to similarly situated companies in the industry.
          (ii) Without limiting the generality of the foregoing paragraph (ii), the Company has no liabilities or obligations (whether actual, accrued, absolute, fixed, contingent, liquidated, unliquidated or otherwise, and whether due or to become due) as of the Initial Closing Date, except for (i) liabilities or obligations reflected on the Company’s balance sheet as of September 30, 2008 (the “Most Recent Balance Sheet”), (ii) liabilities under any agreements, contracts, commitments, licenses or leases which have arisen prior to the date of the Most Recent Balance Sheet and which are not required to be reflected in a balance sheet, or the notes thereto, prepared in accordance with GAAP (none of which relates to a breach of contract, breach of warranty, tort, infringement, environmental, health or safety matter, violation of Applicable Laws or proceeding brought by Governmental Authorities), (iii) liabilities incurred in the ordinary course of business since September 30, 2008 (none of which relates to a breach of contract, breach of warranty, tort, infringement, environmental, health or safety matter, violation of Law or proceeding brought by Governmental Authorities), (iv) liabilities not incurred in the ordinary course of business since September 30, 2008 as disclosed in the Company’s SEC Reports filed prior to the date hereof and/or (v) other liabilities that are, individually and in the aggregate, immaterial.
     (t) Debt. Based on the financial condition of the Company as of each Closing Date after giving effect to the receipt by the Company of the proceeds from the sale of the Notes hereunder, (i) the fair saleable value of the Group Companies’ assets exceeds the amount that will be required to be paid on or in respect of the Group Companies’ existing Debts and other liabilities (including contingent liabilities) as they mature; (ii) the present fair saleable value of the assets of the Group Companies is greater than the amount that will be required to pay the probable liabilities of the Group Companies on their respective Debt as they become absolute and mature; (iii) the Group Companies are able to realize upon their assets and pay their Debt and other liabilities (including contingent obligations) as they mature; (iv) the Group Companies’ assets do not constitute unreasonably small capital to carry on their respective businesses as now conducted and as proposed to be conducted including their respective capital needs taking into account the particular capital requirements of the business conducted by the Group Companies, and projected capital requirements and capital availability thereof; and (v) the current cash flow of each of the Group Companies, together with the proceeds the Company would receive, were it to liquidate all of its assets, after taking into account all anticipated uses of the cash, would be sufficient to pay all amounts on or in respect of its liabilities when such amounts are required to be paid. The Company has no knowledge of any facts or circumstances which lead it to believe that it or any other Group Companies will file for reorganization or liquidation under the bankruptcy or reorganization laws of any jurisdiction within one year from the Closing Date.
     (u) Related Party Transactions. Other than as set forth in the SEC Reports, no material relationship, direct or indirect, exists between or among any of the Group Companies or any Affiliate of the Group Companies, on the one hand, and any current director, officer, stockholder, customer or supplier of any of them (including any member of their immediate family), on the other hand.
     (v) Labor Matters. There is no strike or other labor dispute involving any of the Group Companies pending or threatened, which could, individually or in the aggregate, result in a Material Adverse Effect. There is no employment related charge, complaint, grievance, investigation, unfair labor practice claim or inquiry of any kind, pending against any of the Group Companies that could, individually or in the aggregate, result in a Material Adverse Effect.

     (w) Brokers and Finders; ML Facility. None of the Company, the Major Shareholder or the Chairman has engaged any broker, finder, commission agent or other similar person in connection with the transactions contemplated under the Transaction Documents, and none of them is under any obligation to pay any broker’s fee or commission in connection with such transactions. To the best knowledge of the Company, after due inquiry, and after giving effect to the payments made on the date hereof, no amounts are owed to the lenders or agents under the ML Facility (and the Company is not aware of any claim for such amounts), other than amounts for legal fees and expenses which have not been invoiced.
     (x) Environmental Matters. Each of the Group Companies (i) is in compliance with any and all currently applicable foreign, federal, state, national, provincial, and local laws and regulations relating to the protection of the environment or hazardous or toxic substances or wastes, pollutants or contaminants (“Environmental Laws”) in all material respects, except for any such noncompliance which individually, or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, (ii) has received and is in compliance with all permits, licenses or other approvals required of it under applicable Environmental Laws that are material to the conduct of its business, except where the lack of which or any such noncompliance individually, or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, (iii) has not received actual notice of any actual or potential liability for the investigation or remediation of any disposal or release of hazardous or toxic substances or wastes, pollutants or contaminants, except for any such liability which individually, or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, (iv) none of the Group Companies has knowledge of any facts which would give rise to any Proceedings, public or private, against it or any violation of Environmental Laws arising out of the operations of the Group Companies, except, in each case, such as would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect; and (v) none of the Group Companies has stored any hazardous materials on real properties now or formerly owned, leased or operated by any of them, and has not disposed of any hazardous materials, in a manner contrary to any Environmental Laws except as would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect.
     (y) Encumbrances. Except for such restrictions as set forth in the Transaction Documents and any such restrictions provided under the laws of the jurisdiction of incorporation of any of the Group Companies, as applicable, there will be no encumbrances or restrictions on the ability of any of the Group Companies to transfer any of its property or assets to any of the Group Companies.
     (z) Foreign Corrupt Practices Act. None of the Group Companies, nor to the best knowledge of the Company after due inquiry, any agent or other person acting on behalf of any of the Group Companies, has, directly or indirectly, (i) used any corporate funds, or will use any proceeds from the sale of the Notes, for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (ii) made any unlawful gift or payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds in connection with the establishment or activities of any of the Group Companies, or (iii) has violated in any material respect any provision of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”).
     (aa) No Stabilization. None of the Group Companies has and, to each of its knowledge after due inquiry, no one acting on its behalf has, (i) taken, directly or indirectly, any action designed to cause or to result in, or that has constituted or which might reasonably be expected to constitute, the stabilization or manipulation of the price of any security of any of the Group Companies to facilitate the sale or resale of any of the Securities, (ii) sold, bid for, purchased, or paid anyone any compensation for soliciting purchases of, the Notes, or (iii) paid or agreed to pay to any person any compensation for soliciting another to purchase any other securities of the Group Companies.
     (bb) No Sale to the U.S. None of the Group Companies, their respective Affiliates, or any person acting on its or their behalf (other than the Purchaser, its Affiliates or persons acting on its behalf, as to whom the Company makes no representation) has, directly or indirectly, made offers or sales of any security, or solicited offers to buy, sell or offer to sell or otherwise negotiate in respect of, in the United States or to any United States citizen or resident, any security which is or would be integrated with the sale of the Securities in a manner or under circumstances that would require the registration of the Securities under the Act.
     (cc) No Directed Selling Efforts. None of the Group Companies, their respective Affiliates, or any person acting on its or their behalf (other than the Purchaser, its Affiliates or persons acting on its behalf, as to whom the Company makes no representation) has engaged in any directed selling efforts (within the meaning of Regulation S) with respect to the Securities; and each of the Company, its Subsidiaries, their respective Affiliates and each person acting on its or their behalf has complied with the offering restrictions requirement of Regulation S.
     (dd) No Registration. Assuming the accuracy of the Purchaser’s representations and warranties set forth in Section 8, no registration under the Act of the Securities is required for the offer and sale of the Securities in the manner contemplated herein or to qualify the Indenture under the Trust Indenture Act of 1939, as amended.
     (ee) Ranking of Obligations. The payment obligation of the Company under this Agreement will rank senior to or pari passu with all existing and future unsubordinated obligations of the Company, except for obligations as may be preferred by provisions of law that are both mandatory and of general application.
     (ff) Investment Company. None of the Group Companies is, and after giving effect to the offer and sale of the Securities contemplated herein will not be, required to register as an “investment company” under, and as such term is defined in, the U.S. Investment Company Act of 1940, as amended.
     (gg) PFIC. None of the Group Companies is or intends to become a “passive foreign investment company” within the meaning of Section 1297(a) of the Code (“PFIC”).
     (hh) OFAC. Neither the Company nor, to the knowledge of the Company after due inquiry, any director, officer, agent, employee, Affiliate or Person acting on behalf of the Company is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Company will not directly or indirectly use the proceeds of the sale of the Notes, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person or entity, towards any sales or operations in any country sanctioned by OFAC or for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC.
     (ii) Money Laundering Laws. The operations of each of the Group Companies are and have been conducted at all times in compliance with the money laundering statutes of applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any applicable governmental agency (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving any of the Group Companies with respect to the Money Laundering Laws is pending or, to the knowledge of the Company after due inquiry, threatened.
     (jj) Other Representations and Warranties Relating to the PRC Subsidiaries.
          (i) All material consents, approvals, authorizations or licenses requisite under PRC law for the due and proper establishment and operation of each of the PRC Subsidiaries have been duly obtained from the relevant PRC Governmental Authorities and are in full force and effect, except to the extent that the failure to obtain and maintain in full force and effect any such consents, approvals, authorizations or licenses does not, and would not, individually or in the aggregate, result in a Material Adverse Effect.
          (ii) All filings and registrations with the PRC Governmental Authorities required in respect of each of the PRC Subsidiaries and its operations, including registrations with the Ministry of Commerce, the State Administration of Industry and Commerce, the State Administration for Foreign Exchange, tax bureau and customs authorities or their local counterparts if and as applicable, have been duly completed in accordance with the relevant PRC rules and regulations, except to the extent that the failure to duly complete such filings and registrations does not, and would not, individually or in the aggregate, result in a Material Adverse Effect.
          (iii) Each of the PRC Subsidiaries has complied with all relevant PRC laws and regulations regarding the contribution and payment of its registered capital, the payment schedule of which has been approved by the relevant PRC Government Authorities, except to the extent that failure to so comply does not, and would not, individually or in the aggregate, result in a Material Adverse Effect. There are no outstanding rights of, or commitments made by the Company or any Subsidiary to sell any equity interest in the PRC Subsidiaries.
          (iv) None of the PRC Subsidiaries is in receipt of any letter or notice from any relevant PRC Governmental Authority notifying it of revocation of any material licenses or qualifications issued to it or any subsidy granted to it by any PRC Governmental Authority for non-compliance with the terms thereof or with applicable PRC laws, or the need for compliance or remedial actions in respect of the activities carried out by any of the PRC Subsidiaries, in each such case that would, individually or in the aggregate, result in a Material Adverse Effect.
          (v) Each of the PRC Subsidiaries has conducted its business activities within the permitted scope of business or has otherwise operated its business in compliance with all relevant legal requirements and with all requisite licenses and approvals granted by competent PRC Governmental Authorities. As to licenses, approvals and government grants and concessions requisite or useful for the conduct of any part of the business of any of the PRC Subsidiaries which are subject to periodic renewal, the Company has no knowledge of any grounds on which such requisite renewals will not be granted by the relevant PRC Governmental Authorities.
          (vi) With regard to employment and staff or labor, each of the PRC Subsidiaries has complied with all applicable PRC laws and regulations in all material respects, including laws and regulations pertaining to welfare funds, social insurance (including medical insurance, maternity insurance, retirement insurance, injury insurance and unemployment insurance) and housing funds or the like, except to the extent that failure to so comply does not, and would not, individually or in the aggregate, have a Material Adverse Effect.

     (kk) Full Disclosure. All disclosure furnished by or on behalf of the Company to the Purchaser in writing regarding any of the Group Companies, their respective businesses and the transactions contemplated under the Transaction Documents, including the SEC Reports, with respect to the representations and warranties made herein do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.
The Company acknowledges and agrees that the Purchaser does not make any representations or warranties with respect to the transactions contemplated in this Agreement other than those specifically set forth in Section 8 hereof or delivered in writing to the Company.
     7. Covenants of the Company.
     The Company hereby agrees:
     (a) So long as any of the Securities are “restricted securities” within the meaning of Rule 905 under the Act, to, during any period in which the Company is not subject to and in compliance with Section 13 or 15(d) of the Exchange Act, provide to each holder of such restricted securities and to each prospective purchaser (as designated by such holder) of such restricted securities, upon the request of such holder or prospective purchaser, any information required to be provided by Rule 144A(d)(4) under the Act.
     (b) Whether or not any of the transactions contemplated under the Transaction Documents are consummated or this Agreement is terminated, to pay (i) on demand all reasonable out-of-pocket costs, expenses and fees (including fees of counsel in connection with documentation and due diligence) and taxes (including stamp duty on transfer/registration of security) incurred by the Purchaser incident to and in connection with the preparation, issuance and delivery of the Securities and the transactions contemplated by this Agreement, (ii) all fees and expenses of counsels, accountants and any other advisors, if any, retained by the Company, (iii) all expenses in connection with qualifying the Notes for settlement in the Clearing Facilities, (iv) all fees and expenses of the Company in connection with approval of the Notes for “book entry” transfer, and (v) all fees and expenses of the Trustee, any collateral or security agents, the conversion agent, the paying agent, the registrar and any other agents contemplated in the Transaction Documents.
     (c) To do and perform all things required to be done and performed under the Transaction Documents whether required to be performed prior to and after any Closing Date.
     (d) Prior to making any public disclosure or filings as may be required by Applicable Laws with respect to any of the Transaction Documents and the transactions contemplated hereby and thereby, to provide the Purchaser and its counsels with the reasonable opportunity to review and comment on such public disclosure documents and consider in good faith any comments received by the Purchaser or its counsels.
     (e) To use its best efforts to maintain the listing and trading of the ADSs on the Trading Market.
     (f) For so long as the Purchaser owns any of the Securities, the Company will furnish to the Purchaser, upon the Purchaser’s request, copies of all reports and other communications (financial or otherwise) furnished by the Company to the Trustee or to the holders of its Securities and, as soon as available, copies of any reports or financial statements furnished to or filed by the Company with the Commission or any national securities exchange on which any class of securities of the Company may be listed; provided, however, that any such report or financial statements filed on the Commission’s Electronic Data Gathering, Analysis, and Retrieval system (also known as “EDGAR”) or the Commission’s Interactive Data Electronic Applications information portal (also known as “IDEA”) need not be separately furnished.
     (g) During the two-year period after the Closing Date (or such shorter period as may be provided for in Rule 144 under the Act, as the same may be in effect from time to time), not to, and not to permit any current or future Subsidiaries of the Company or any other affiliates (as defined in Rule 144(a) under the Act) controlled by the Company to, resell any of the Securities (issued as of such Closing Date) which constitute “restricted securities” under Rule 144 that have been reacquired by the Company, any current or future Subsidiaries of the Company or any other affiliates (as defined in Rule 144(a) under the Act) controlled by the Company, except pursuant to an effective registration statement under the Act.
     (h) To pay all stamp, documentary and transfer taxes and other duties, if any, which may be imposed by any Governmental Authorities or any political subdivision thereof or taxing authority thereof or therein with respect to the issuance of the Notes or the sale thereof to the Purchaser.
     (i) The Company will use its commercially reasonable efforts not to become, and cause its Subsidiaries not to become, a PFIC. If the Company determines that it or any of its Subsidiaries has become a PFIC, the Company will promptly notify the Purchaser and provide all information requested by the Purchaser that is necessary for it to make a qualified electing fund election.
     (j) Not register any transfer of the Notes that is not (i) made in accordance with the provisions of Regulation S, (ii) made pursuant to registration under the Act, or (iii) made pursuant to an available exemption under the Act.
     (k) Prior to the Initial Closing Date, except for in connection with (x) the proposed loan facility to be provided by ADM Capital or its affiliates or (y) one or more potential financings with Deutsche Investitions-und Entwicklungsgesellschaft mbH (also known as “DEG”), Netherlands Development Finance Company (also known as “FMO”), The Société de Promotion et de Participation pour la Coopération Economique (also known as “PROPARCO) or the D.E. Shaw group or any of their respective affiliates, the Company shall not, without the express prior written consent of the Purchaser (which consent shall not be unreasonably withheld), pursue or discuss any capital raising transaction or transactions with any Person other than the Purchaser or its Affiliates (“Outside Financing”).
     (l) Until all the Notes are issued, the Company shall not, and shall procure that its Subsidiaries shall not, do anything or take any step, action or measure (or omit to take the same), that has or could be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.
     (m) The Company shall cause the Major Shareholder to use commercially reasonable efforts to file or otherwise undertake all registrations, filings or other formalities required under Applicable Law to protect the security interest created under the YGE Share Charge in accordance with the YGE Share Charge which initial filing shall be completed or caused to be completed within applicable statutory timeframes for the registration of comparable security interests under Applicable Law.
     (n) The Company shall not use the net proceeds from the sale of the Notes, in any amount, for any purpose other than as set forth in Section 4.16 of the Indenture.

     (o) The Company shall authorize such number of Conversion Shares or other shares of the Company as are from time to time issuable upon conversion of any Notes and will, from time to time, take all necessary steps to amend its memorandum and articles of association to provide a sufficient number of Conversion Shares for issuance upon conversion of the Notes.
     (p) In connection with the conversion of the Notes into Conversion Shares, neither the Company nor any Person acting on its behalf will take any action which would result in the Conversion Shares being delivered by the Company other than to the then existing holders of the Notes exclusively where no commission or other remuneration is paid or given directly or indirectly for soliciting the exchange in compliance with Section 3(a)(9) of the Act.
     (q) The Company undertakes that (i) it will comply with and cause the other Group Companies to comply with the FCPA, including not making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of value to any “foreign official” (as the term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA, and (ii) it will conduct its business and cause the other Group Companies to conduct their businesses in compliance with the FCPA.
     (r) The Company covenants to timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to the Exchange Act. As long as the Conversion Shares are “restricted securities” as defined in Rule 144, if the Company is not required to file reports pursuant to the Exchange Act, it will prepare and make publicly available in accordance with Rule 144(c) (and, if the Purchaser owns any Conversion Shares, furnish to the Purchaser) such information as is required to sell such Conversion Shares under Rule 144, to the extent Rule 144 is available to the Purchaser for the public resale of restricted securities. The Company further covenants that it will take such further action as any holder of the Conversion Shares may reasonably request, to the extent required from time to time to enable such person to sell such Conversion Shares without registration under the Securities Act within the requirements of the exemption provided by Rule 144, to the extent Rule 144 is available to the Purchaser for the public resale of restricted securities.
     (s) In connection with the Company’s announcement regarding the transactions contemplated hereby and the material terms thereof, the Purchaser shall be provided a reasonable opportunity to review such announcement. On the date hereof, the Company shall publicly announce the transactions contemplated hereby and the material terms thereof substantially in the form of the announcement previously provided to Purchaser. The Company and the Purchaser shall consult with each other in issuing any other press releases with respect to the transactions contemplated hereby, and neither the Company nor the Purchaser shall issue any such press release or otherwise make any such public statement (i) without the prior consent of the Company, with respect to any press release of the Purchaser, or (ii) without the prior consent of the Purchaser, with respect to any press release of the Company, in either case of (i) and (ii), which consent shall not unreasonably be withheld or delayed, except if such disclosure is required by law, in which case the disclosing party shall promptly provide the other party with prior notice of such public statement or communication. Notwithstanding the foregoing, the Company shall not publicly disclose the name of the Purchaser, or include the name of the Purchaser in any other filing with the Commission or any regulatory agency or Trading Market, without the prior written consent of the Purchaser, except (x) as required by federal securities law in connection with the filing of the Transaction Documents (including signature pages thereto) with the Commission and (y) to the extent such disclosure is required by law or Trading Market regulations, in which case the Company shall provide the Purchaser with prior notice of such disclosure permitted hereunder.
     (t) From the date of this Agreement to the Initial Closing Date, each of the Group Companies and their respective officers and directors will not, and the Company will use its best efforts to cause the Major Shareholder, the Chairman and their other representatives not to, directly or indirectly, (i) solicit, or initiate any proposal (such proposal, a “Proposal”) relating to (A) direct or indirect acquisition or purchase of any equity securities (any and all shares of Capital Stock of the Group Companies, securities of the Group Companies convertible into, or exchangeable or exercisable for, such shares, and options, warrants or other rights to acquire such shares and any securities that represent the right to receive such equity securities) or any tender offer or exchange offer, other than relating to the capital raising transactions set forth in Section 7(k), or (B) a merger, amalgamation, share exchange or consolidation or (C) a sale of all or substantially all of the assets of the Group Companies, (ii) participate in any discussions or negotiations regarding or furnish to any Person any information or otherwise facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Proposal (other than a modified Proposal of the Purchaser, if any), or (iii) authorize, engage in, or enter into any agreement or understanding with respect to, any Proposal. Each of the Group Companies and their respective officers and directors will, and the Company will use its best efforts to cause each of the Group Companies, the Major Shareholder and the Chairman and its/their other representatives to, terminate any existing activities or discussions in relation to any Proposal with any other party other than the Purchaser and its representatives. The Company will immediately (within one Business Day) advise the Purchaser of, and inform the Purchaser of any Proposal that any of the Group Companies, the Major Shareholder or the Chairman or any of their representatives or Affiliates may receive from the date of this Agreement to the Initial Closing Date.
     (u) If at any time any Noteholder beneficially owns 9.5% or more of the Company’s Capital Stock as determined in accordance with Section 13(d) of Exchange Act, the Company shall promptly, at the Company’s expense, (i) grant to such Noteholder customary registration rights and file at the Company’s expense a resale registration statement such that Purchaser and its affiliates may freely resale shares of Company Common Stock on the Trading Market (it being understood that such rights will no longer apply to such holder if such holder may sell Company Common Stock as a non-affiliate pursuant to Rule 144 of the Exchange Act) and (ii) upon the written request of such Noteholder, the Company shall at its expense and to the extent permitted by law, promptly amend the Rights Agreement to render it inapplicable to such Noteholder to the extent the Rights Agreement is applicable solely as a result of (x) the transactions contemplated by the Indenture, including the Company’s issuance of the Notes and Common Stock upon conversion of the Notes and (y) shares of Common Stock beneficially owned by such Noteholder on the Initial Closing Date (such amendment to be in form and substance reasonably acceptable such Noteholder).
     8. Purchaser’s Representations, Warranties and Agreements. The Purchaser represents and warrants to the Company that:
     (a) The Purchaser is not a “U.S. Person” (as defined in Rule 902 of Regulation S) and it understands that no action has been or will be taken in any jurisdiction by the Company that would permit a public offering of the Notes or the Conversion Shares in any country or jurisdiction where action for that purpose is required. The Purchaser is not acquiring the Notes or the Conversion Shares for the account or benefit of any U.S. persons except in accordance with exemption from registration requirements of the Act below or in a transaction not subject thereto.

     (b) The Purchaser is acquiring the Notes and, upon conversion of the Notes, the Conversion Shares, for its own account and is not acquiring the Notes or the Conversion Shares with a view to any distribution thereof that would violate the Act or the securities laws of any state of the United States or any other applicable jurisdiction.
     (c) The Purchaser represents that it understands that the Notes and/or Conversion Shares may not be offered or sold in the United States or to any U.S. Person (as defined in Regulation S) within 40 days following the date the Notes are issued to the Purchaser by the Company and that the Notes and/or Conversion Shares shall bear a restrictive legend (and a stop-transfer order may be placed against transfer of such Notes and/or Conversion Shares) unless such Note and/or the Conversion Shares are sold pursuant to a registration statement that has been declared effective under the Act (and which continues to be effective at the time of such transfer) or pursuant to Rule 144 under the Act or any similar provision then in effect.
     (d) The Purchaser (A) agrees that it will not, offer, sell, assign or otherwise transfer any of the Notes and/or the Conversion Shares on its own behalf and on behalf of any investor account for which it has purchased the Notes and/or the Conversion Shares (i) in the absence of (1) an effective registration statement for the Securities under the Act and applicable state securities laws, (2) in an offshore transaction meeting the requirements of Regulation S or (3) an opinion of counsel, in a generally acceptable form, that registration is not required under the Act and applicable state securities laws or (ii) unless sold pursuant to Rule 144 under the Act; provided, however, in each case, the Notes and Conversion Shares may not be offered or sold within the United States or to any U.S. Person (as defined in Regulation S) within 40 days following the date the Notes are issued to the Purchaser by the Company, and (B) agrees that it will give to each person to whom such Security is transferred (other than a transfer pursuant to clause (A)(i)(1) or (A)(ii)) a notice substantially to the effect of this Section 8(d).
     (e) The Purchaser acknowledges that the Notes and the Conversion Shares are “restricted securities” as defined in Rule 144 under the Act.
     (f) No form of “directed selling efforts” (as defined in Rule 902 of Regulation S), general solicitation or general advertising in violation of the Act has been or will be used nor will any offers by means of any directed selling efforts in the United States be made by the Purchaser or any of its representatives in connection with the offer and sale of any of the Notes and/or the Conversion Shares.
     (g) The Notes and/or the Conversion Shares to be acquired by the Purchaser will be acquired for investment for the Purchaser’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same. The Purchaser does not presently have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to any of the Notes or the Conversion Shares.
     9. Conditions Precedent to the Obligation of the Purchaser to Purchase the Notes.
     (a) The Purchaser’s obligation to purchase the First Tranche Notes under this Agreement at the Initial Closing is subject to the satisfaction or waiver of each of the following conditions on or prior to the Initial Closing Date:

(i)	each of (A) Grand Avenue’s purchase from Gold Sight of its BVI Cyber Power shares (including delivery of the related note in respect of the Gold Sight Purchase Price and the Gold Sight Purchase Collateral and related collateral perfection thereof), (B) the Cyber Power Acquisition by the Company, and (C) the repayment in full by Grand Avenue of the ML Facility and the release of the ML Facility Collateral (with such documentation to be provided to the Purchaser’s reasonable satisfaction in respect of the repayment in full of the ML Facility and the release of the ML Facility Collateral) shall have been consummated in accordance with Applicable Law and the terms of the related agreements on terms satisfactory to the Purchaser;
(ii)	the Purchaser shall have received the following, in the form and substance satisfactory to it:
(A)	an opinion of Simpson Thacher & Bartlett LLP, U.S. counsel to the Company;

(B)	opinions of Conyers Dill & Pearman, Cayman and BVI counsel to the Company;

(C)	certificates of the Company, the Major Shareholder and the Chairman, substantially in the form attached hereto as Exhibit E; and

(D)	all agreements, opinions, certificates, letters and other documents delivered under or in connection with the transactions contemplated in the Transaction Documents that are required to be delivered at Closing.
(iii)	the Collateral Agent shall have received on the Initial Closing Date:
(A)	duly executed undated share transfers, share certificates (save where share certificates have otherwise been delivered to Gold Sight pursuant to the Gold Sight Share Charge) and irrevocable proxies in respect of the Charged Shares (as defined in the YGE Share Charge) under the YGE Share Charge;

(B)	subject to Section 7(m), all other registrations, filings and other formalities specified in the YGE Share Charge as required to be completed or performed on or prior to the Initial Closing Date; and

(C)	certified copies of searches of all applicable registers of security interests applicable to the Company, such searches to be satisfactory to the Purchaser in its sole discretion.
(iv)	None of the other parties to any of the Transaction Documents shall be in breach or default under their respective obligations thereunder.
(v)	The Company shall have received due and proper waivers, or shall have entered into amendments or agreements effecting such waivers, by the security holder, creditor or anyone who holds similar rights in the Company (other than the holders of the Notes), of any restrictions with respect to the issuance or sale of the Notes or the consummation of the transactions contemplated under the Transaction Documents, including any right of first refusal or right to be consulted or to make a comparable offer with respect to the Notes, held by any such security holder, creditor or holder of similar rights.

               (b) The Purchaser’s obligation to purchase Notes under this Agreement on any Closing Date (whether the Initial Closing Date or any Second Tranche Closing Date) is subject to the satisfaction or waiver of each of the following conditions on or prior to the applicable Closing Date:
(i)	The representations and warranties of each of the Company, the Major Shareholder and the Chairman contained in each Transaction Document to which they are a party shall be true and correct as of the date hereof and at the Closing Date.

(ii)	Each of the Company, the Group Companies, the Major Shareholder and the Chairman shall have performed, satisfied and complied with, to the Purchaser’s satisfaction in its sole discretion, all covenants, agreements and conditions required by the Transaction Documents to be performed, satisfied or complied with by them at or prior to the Closing.

(iii)	No injunction, restraining order or order of any nature by a Governmental Authority shall have been issued as of the Closing Date that could prevent or materially interfere with the consummation of the transactions contemplated under the Transaction Documents; and no stop order suspending the qualification or exemption from qualification of any of the Securities in any jurisdiction shall have been issued and no Proceeding for that purpose shall have been commenced or, to the knowledge of the Company after due inquiry, be pending or threatened as of the Closing Date.

(iv)	No action shall have been taken and no Applicable Law shall have been enacted, adopted or issued that could, as of the Closing Date, reasonably be expected to prevent the consummation of the transactions contemplated under the Transaction Documents. No Proceeding shall be pending or, to the knowledge of the Company after due inquiry, threatened other than Proceedings that if adversely determined could not, individually or in the aggregate, adversely affect the issuance or marketability of the Notes or the Conversion Shares, or could not, individually or in the aggregate, have a Material Adverse Effect.

(v)	Since the date hereof (in the case of the Initial Closing) or the Initial Closing Date (in the case of any Second Tranche Closing), no event or events have occurred, no information has become known and no conditions exist that could be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

(vi)	Before and after giving effect to the transactions to occur on such Closing Date, no default shall exist under the Indenture.

(vii)	The Purchaser shall have received:
(A)	a certificate dated the Closing Date, signed by the Chief Executive Officer and Chairman of the Board of the Company on behalf of the Company to the effect that (a) the Company’s representations and warranties set forth in Section 6 are true and correct with the same force and effect as though expressly made at and as of the Closing Date, (b) the Company has complied with all agreements and satisfied all conditions on its part to be performed or satisfied hereunder at or prior to the Closing Date, and (c) the other conditions in 9(b) have been satisfied.

(B)	a certificate dated the Closing Date, signed by, as applicable, the Major Shareholder and the Chairman, to the effect that (a) the representations and warranties set forth in the Transaction Documents which are given by the Major Shareholder or the Chairman, as applicable, are true and correct with the same force and effect as though expressly made at and as of the Closing Date, and (b) the Major Shareholder or the Chairman, as applicable, has complied with all agreements and satisfied all conditions on its part to be performed or satisfied under the Transaction Documents at or prior to the Closing Date.

10.	Indemnification.
           (a) The Company, as the “Indemnifying Party”, agrees to indemnify and hold harmless the Purchaser, each of its Affiliates and their respective officers, directors, partners, shareholders, counsel, employees and agents (the Purchaser and each such other person being referred to as an “Indemnified Party”), to the fullest extent lawful, from and against any losses, claims, damages, liabilities and reasonable expenses (or actions in respect thereof) other than those arising from the Purchaser’s bad faith, gross negligence or willful misconduct, as incurred, related to or arising out of or in connection with:
(i)	actions taken or omitted to be taken by any of the Group Companies or their respective Affiliates, officers, directors, employees or agents in breach or violation of their respective representations, warranties, covenants and agreements set forth in the Agreement or the other Transaction Documents, or

(ii)	any breach by any of the Group Companies or their respective Affiliates of any of the representations, warranties, covenants and agreements set forth in any Transaction Document, and, subject to the provisions, hereof will reimburse the Indemnified Parties for all reasonable expenses (including fees and expenses of counsel) as they are incurred in connection with investigating, preparing, defending or settling any such action or claim, whether or not in connection with litigation in which any Indemnified Party is a named party. If any of the Indemnified Parties’ personnel appears as witnesses, are deposed or are otherwise involved in the defense of any action against an Indemnified Party, the Indemnifying Parties will reimburse the Purchaser for all reasonable expenses incurred by the Purchaser by reason of any of the Indemnified Parties being involved in any such action.
           (b) As promptly as reasonably practical after receipt by an Indemnified Party under this Section 10 of notice of the commencement of any action for which such Indemnified Party is entitled to indemnification under this Section 10, such Indemnified Party will, if a claim in respect thereof is to be made against the Indemnified Party under this Section 10, notify the Indemnifying Party of the commencement thereof in writing; but the omission to so notify the Indemnifying Party (i) will not relieve such Indemnifying Party from any liability under paragraph (a) above unless and only to the extent it is materially prejudiced as a result thereof and (ii) will not, in any event, relieve the Indemnifying Party from any obligations to any Indemnified Party otherwise than the indemnification obligation provided in paragraph (a) above. In case any such action is brought against any Indemnified Party, and it notifies the Indemnifying Party of the commencement thereof, the Indemnifying Party will be entitled to participate therein and, to the extent that it may determine, jointly with any other Indemnifying Party similarly notified, to assume the defense thereof, with counsel reasonably satisfactory to such Indemnified Party (who shall not, except with the consent of the Indemnified Party, be counsel to the Indemnifying Party) at the expense of the Indemnifying Party; provided, however, that if (i) the use of counsel chosen by the Indemnifying Party to represent the Indemnified Party would present such counsel with a conflict of interest, (ii) the actual or potential defendants in, or targets of, any such action include both the

Indemnified Party and the Indemnifying Party and the Indemnified Party shall have been advised by counsel that there may be one or more legal defenses available to it and/or other Indemnified Party that are different from or additional to those available to the Indemnifying Party, (iii) the Indemnifying Party shall not have employed counsel satisfactory to the Indemnified Party to represent the Indemnified Party within a reasonable time after notice of the institution of such action or (iv) the Indemnifying Party shall authorize the Indemnified Party to employ separate counsel at the expense of the Indemnifying Party, then, in each such case, the Indemnifying Party shall not have the right to direct the defense of such action on behalf of such Indemnified Party or parties and such Indemnified Party or parties shall have the right to select separate counsel (including local counsel) to defend such action on behalf of such Indemnified Party or parties at the expense of the Indemnifying Party. After notice from the Indemnifying Party to such Indemnified Party of its election so to assume the defense thereof and approval by such Indemnified Party of counsel appointed to defend such action, the Indemnifying Party will not be liable to such Indemnified Party under this Section 10 for any legal or other expenses, other than reasonable costs of investigation, subsequently incurred by such Indemnified Party in connection with the defense thereof, unless the Indemnified Party shall have employed separate counsel in accordance with the proviso to the immediately preceding sentence (it being understood, however, that in connection with such action the Indemnifying Party shall not be liable for the expenses of more than one separate counsel (in addition to local counsel) in any one action or separate but substantially similar actions in the same jurisdiction arising out of the same general allegations or circumstances, representing the Indemnified Party who are parties to such action or actions). The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, effect the settlement or compromise of, or consent to the entry of any judgment with respect to, any pending or threatened action or claim in respect of which indemnification or contribution may be sought hereunder (whether or not the Indemnified Party is an actual or potential party to such action or claim) unless such settlement, compromise or judgment (i) includes an unconditional release of the Indemnified Party from all liability arising out of such action or claim and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act, by or on behalf of any Indemnified Party.
     (c) The indemnity and expense reimbursement obligations set forth herein (i) shall be in addition to any liability any of the Group Companies, the Major Shareholder or the Chairman may otherwise have to any Indemnified Party, (ii) shall remain operative and in full force and effect regardless of any investigation made by or on behalf of the Purchaser or any other Indemnified Party and (iii) shall be binding on any successor or assign of the Group Companies or their respective business and assets.
     11. Termination.
     (a) This Agreement may be terminated, and the transactions contemplated hereby may be abandoned at any time before the Initial Closing Date, by mutual written agreement of the Company and the Purchaser.
     (b) The Purchaser may terminate this Agreement at any time by written notice to the Company if any of the following has occurred:
          (i) since the date hereof, any Material Adverse Change or any development involving or reasonably expected to result in a Material Adverse Effect that would, in the Purchaser’s reasonable judgment, be so material and adverse as to make it impracticable or inadvisable to proceed with the offering or delivery of the Notes on the terms and in the manner contemplated in this Agreement and the Indenture;

          (ii) the failure of any of the Company to satisfy the conditions contained in Section 9 on or prior to January 16, 2009 (in the case of the Initial Closing), or if any of the conditions contained in Section 9 shall have become incapable of fulfillment and Purchaser shall have not waived such condition;
          (iii) the enactment, publication, decree or other promulgation after the date hereof of any Applicable Law that could be reasonably expected to have a Material Adverse Effect;
          (iv) suspension of trading in the Company Common Stock by the Trading Market or the suspension or limitation of trading generally in securities on the Trading Market, the London Stock Exchange, the Hong Kong Stock Exchange, the NASDAQ Capital Market or the NASDAQ Global Market or any setting of limitations on prices for securities on any such exchange or the NASDAQ Capital Market or the NASDAQ Global Market; or
          (v) the declaration of a banking moratorium by any federal or New York state Governmental Authority; or the taking of any action by any Governmental Authority after the date hereof in respect of its monetary or fiscal affairs that could reasonably be expected to have a material adverse effect on the financial markets in the United States, European Union, the Peoples’ Republic of China or Hong Kong.
     (c) If this Agreement is validly terminated pursuant to paragraph (a) or (b), this Agreement shall become null and void, and there shall be no liability or obligation on the part of the Company or the Purchaser (or their respective officers, directors, employees, agents or other representatives or affiliates) under this Agreement or in the connection with the transactions contemplated hereby, except that (i) such termination shall not relieve any breaching party from liability hereunder from willful breach of any representation or warranty or covenant contained herein or in any Transaction Document, (ii) the Company shall in all cases be responsible for fees and expenses in accordance with Section 7(b) and (iii) any termination after the Initial Closing Date shall only impact the obligation of the Purchaser to purchase or the Company to sell Second Tranche Notes and all other provisions shall remain in effect.
     12. Survival of Representations and Indemnities. The representations and warranties, covenants, indemnities and contribution and expense reimbursement provisions and other agreements of any of the Group Companies set forth in this Agreement shall remain operative and in full force and effect, and will survive until the full and final satisfaction and discharge of the Notes Obligations, regardless of (i) any investigation, or statement as to the results thereof, made by or on behalf of the parties hereto, and (ii) acceptance of the Notes, and payment for them hereunder.
     13. Substitution of Purchaser. The Purchaser shall have the right to substitute any one of its Affiliates as the purchaser of the Notes, by written notice to the Company, which notice shall be signed by both the Purchaser and such Affiliate, shall contain such Affiliate’s agreement to be bound by this Agreement and shall contain a confirmation by such Affiliate of the accuracy with respect to it of the representations and warranties set forth in Section 8; provided that such Affiliate is 100% owned, directly or indirectly, by Trustbridge Partners Limited. Upon receipt of such notice, wherever the word “Purchaser” is used in this Agreement (other than in this Section 13), such word shall be deemed to refer to such Affiliate in lieu of the original Purchaser. In the event that such Affiliate is so substituted as a purchaser hereunder and such Affiliate thereafter transfers to the original Purchaser all of the Notes then held by such Affiliate, upon receipt by the Company of notice of such transfer, wherever the word “Purchaser” is used in this Agreement (other than in this Section 13), such word shall no longer be deemed to refer to such Affiliate, but shall refer to the original Purchaser, and the original Purchaser shall have all the rights of an original holder of the Notes under this Agreement.
                 14. Further Assurances. Subject to the terms and conditions of this Agreement, each of the Company and the Purchaser agrees to use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under Applicable Laws and regulations to consummate and make effective the transactions contemplated by this Agreement and the other Transaction Documents, in each case on or before January 16, 2009.
                 15. Miscellaneous.
                 (a) Notices given pursuant to any provision of this Agreement shall be addressed as follows:
(i)	if to the Company, to: No. 3055 Middle Fuxing Road, Baoding 070151, People’s Republic of China, Fax: (86) 312 892 9800, Attention: Chief Financial Officer, and with a copy to Simpson Thacher & Bartlett LLP, ICBC Tower, 35th Floor, 3 Garden Road, Central Hong Kong, Fax: 852 2869-7694, Attention: Mr. Leiming Chen; and

(ii)	if to the Purchaser, to: Unit 1206, One Lu Jia Zui Center, 68 Yincheng Road (C), Shanghai 200120, People’s Republic of China, Fax: (86) 21 5010-6162 Attention: Mr. David Lin, and with a copy to O’Melveny & Myers LLP, 37th Floor, 1266 Nanjing Road West, Shanghai 200040, People’s Republic of China, Fax: (86) 21 2307-7300, Attention: Mr. Kurt Berney.
                 (b) Except with respect to the material terms and conditions of the transactions contemplated by the Transaction Documents, the Company covenants and agrees that neither it nor any other person acting on its behalf will provide the Purchaser or its agents or counsel with any information that the Company believes constitutes material non-public information, unless prior thereto the Purchaser shall have executed a written agreement regarding the confidentiality and use of such information. The Company understands and confirms that the Purchaser shall be relying on the foregoing representations in effecting transactions contemplated hereunder.
                 (c) This Agreement has been and is made solely for the benefit of and shall be binding upon the parties hereto and, to the extent provided in Section 10 hereof, the controlling persons and their respective agents, employees, officers, directors, partners, counsel, and shareholders referred to in Section 10, and their respective heirs, executors, administrators, successors and assigns, all as and to the extent provided in this Agreement, and no other person shall acquire or have any right under or by virtue of this Agreement.
                 (d) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
                 (e) All disputes among the parties hereto arising out of or relating to this Agreement shall be finally settled in accordance with the Rules of Arbitration of the International Chamber of Commerce. The place of arbitration shall be in Hong Kong. The arbitral procedure shall be conducted in the English language. The arbitral tribunal shall be composed of three arbitrators of which each party hereto shall appoint one arbitrator and the third arbitrator, who shall serve as Chairman of the arbitration tribunal, shall be appointed through the mutual agreement of the other two arbitrators.

          (f) No failure to exercise, and no course of dealing with respect to, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy.
          (g) This Agreement may be signed in various counterparts, which together shall constitute one and the same instrument. In the event that any signature is delivered by facsimile or other electronic transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such signature page were an original thereof.
          (h) The headings in this Agreement are for convenience of reference only and shall not constitute part of this Agreement nor limit or otherwise affect the meaning of any provision of this Agreement.
          (i) If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, in each case to the extent permitted by Applicable Law, and the parties hereto shall use their best efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable, to the extent permitted by Applicable Law.
          (j) This Agreement may be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may be given; provided that the same are in writing and signed by all of the signatories hereto.
[Signature Page(s) to Follow]

COMPANY: YINGLI GREEN ENERGY HOLDING COMPANY LIMITED
By:	/s/ Zongwei Li
	Name:	Zongwei Li
	Title:	Chief Financial Officer

PURCHASER: TRUSTBRIDGE PARTNERS II, L.P. By: TB PARTNERS GP2, L.P., its general partner By: TB PARTNERS GP LIMITED, its general partner
By:	/s/ Shujun Li
	Name:	Shunjun Li
	Title:	Authorized Signatory

Signature Page
Note Purchase Agreement

Exhibit A
Form of the Indenture
Exhibit - A

Exhibit B
Form of Cyber Power Share Purchase Agreement
Exhibit - B

Exhibit C
Form of Gold Sight Cyber Power Share Purchase Agreement
Exhibit - C

Exhibit D
Form of YGE Share Charge
Exhibit - D

Exhibit E
Form of Certificate
Exhibit - E